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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13D-1(B),(C), AND (D) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13D-2(B)

                            (AMENDMENT NO. 1)*


                            CNB Holdings, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                              12612 F 101000
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 1998
                     ----------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)




--------------------
   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.    12612 F 101000                  Page        2    of    5     Pages
            ----------------                          -------     ------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification No. of above persons (entities only).

     W. David Sweatt
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States of America
---------------------------- ------ -------------------------------------------

                             5      SOLE VOTING POWER

         NUMBER OF                  77,000
          SHARES
       BENEFICIALLY          ------ --------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   25,000
         PERSON              ------ --------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER

                                    77,000
                             ------ --------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    25,000
                             ------ --------------------------------------------
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     102,000
-------------------------------------------------------------------------------
(10) Check box if the aggregate amount in row (9) Excludes Certain Shares  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.26%
-------------------------------------------------------------------------------
(12) Type of Reporting Person

     IN
-------------------------------------------------------------------------------

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                                                             Page 3 of 5 pages
ITEM 1.

    (a)           Name of Issuer

                  CNB Holdings, Inc.

    (b)           Address of Issuer's Principal Executive Offices

                  7855 North Point Parkway
                  Suite 200
                  Alpharetta, Georgia 30022


ITEM 2.

    (a)           Name of Person Filing

                  W. David Sweatt

    (b)           Address of Principal Business Office or, if none, Residence

                  1580 Warsaw Road
                  Roswell, Georgia 30076

    (c)           Citizenship

                  United States of America

    (d)           Title of Class of Securities

                  Common Stock, $1.00 par value

    (e)           CUSIP Number

                  12612 F 101000


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE

                  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C) CHECK THIS BOX /X/

ITEM 4.           OWNERSHIP

    (a)           Amount beneficially owned:  102,000 Shares

    (b)           Percent of Class: 8.26%

    (c)           Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote: 77,000

                 (ii) Shared power to vote or to direct the vote: 25,000

                 (iii) Sole power to dispose or to direct the disposition:
                       77,000

                 (iv)  Shared power to dispose or to direct the disposition:
                       25,000

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable



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                                                             Page 4 of 5 pages


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION

                  (a)   Not Applicable.

                  (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                             Page 5 of 5 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1999




                                                      /s/ W. David Sweatt
                                                   ----------------------------
                                                          W. David Sweatt